Exhibit 99.1

IFF Reports First Quarter 2014 Local Currency Sales Growth of 7% and Adjusted EPS Increase of 11% to $1.32 per diluted Share

Local Currency Sales Growth Includes 1% of Growth from Aromor Acquisition

NEW YORK--(BUSINESS WIRE)--May 6, 2014--International Flavors & Fragrances Inc. (NYSE:IFF), a leading global creator of flavors and fragrances for consumer products, today reported financial results for the first quarter ended March 31, 2014.

First Quarter 2014 Results

  Reported net sales for the first quarter totaled $770 million, an increase of 6% from $728 million in the first quarter of 2013. Excluding the impact of foreign currency, local currency sales increased 7%. As expected, our January 15th acquisition of Aromor contributed approximately 1% of growth to the sales increase.
  Net income totaled $106.7 million, or $1.30 per diluted share, for the first quarter, compared with net income of $90.7 million, or $1.10 per diluted share, in the prior year first quarter.
  Adjusted EPS excludes the impact of restructuring and operational improvement initiative costs from the current year quarter, and a Spanish tax charge and other items impacting comparability from the prior year quarter. Adjusted EPS increased 11% to $1.32 per diluted share in the first quarter, up from an adjusted $1.19 per diluted share in the first quarter of 2013.

Please see the information and schedules at the end of this release for reconciliations of GAAP to non-GAAP financial metrics.

Management Commentary

Doug Tough, Chairman and CEO of IFF, said “We are pleased with our strong operating results in the first quarter. Our 7% local currency sales growth reflects balanced growth between our Flavors and Fragrances businesses and includes a percentage point of growth from our Aromor acquisition completed in January. We delivered solid emerging and developed market local currency sales growth of 7% and 5%, respectively, indicating the strength and diversity of our portfolio supported by a high level of technology-driven wins in attractive end-use categories.

“Our 7% local currency sales growth resulted in a 14% adjusted operating profit improvement and an 11% increase in adjusted EPS, as a result of our strong operating performance. These year-over-year gains reflect the diligent and collaborative efforts of our people to leverage our consumer insights, R&D and creative capabilities to provide outstanding results to our customers and shareholders.”

Mr. Tough continued, “This quarter we completed the acquisition of Aromor, and we are pleased to welcome their talented teams to our organization and excited about the opportunities that lie ahead. Our R&D, commercial and financial teams are working closely with Aromor to ensure a smooth integration, which is proceeding on plan and contributing to our improved results this quarter. We expect the addition of their specialty ingredients to our portfolio to enhance our creative processes and result in higher win rates. Their expertise in R&D is a real benefit to the entire organization and our joint programs will lead to a stronger IFF.”

“Given our robust performance in the first quarter of 2014, our outlook for the full year remains unchanged,” concluded Mr. Tough. “We expect to achieve 5-7% top line growth, which includes a percentage point of growth from Aromor, and expect to deliver double-digit growth in adjusted operating profit and adjusted EPS. We remain highly focused on leveraging our geographic reach, strengthening our innovation platform and maximizing our portfolio to better serve our customers with high performance products and drive profitable growth for our shareholders. At the same time, we are making important strategic investments in technology, research and talent development that will support our people in serving our customers and open new avenues of growth for our Company.”

First Quarter 2014 Operating Highlights

  Local currency sales growth was 7% in the emerging markets and 5% in the developed markets. Sales to the emerging markets accounted for 49% of total company sales.
  Gross profit, as a percent of sales, was 44.3% compared with 42.8% in the prior year quarter. The 150 basis point adjusted gross margin improvement was due to a high level of new wins and favorable end-use category mix, the favorable net impact of price to input costs, and cost savings initiatives.
  Research, selling and administrative (RSA) expenses, as a percent of sales, increased 10 basis points to 24.0% compared with 23.9% in the first quarter of 2013. The modest RSA increase this quarter primarily reflects the inclusion of Aromor’s results and higher incentive compensation accruals.
  Operating profit increased 13%, or $18.5 million, to $156.1 million from $137.6 million. Adjusted operating profit increased 14%, or $20.0 million, to $158.8 million from $138.8 million in the first quarter of 2013. The improvement in adjusted operating profit was primarily due to strong volume growth combined with gross margin expansion. Adjusted operating profit margin increased 150 basis points to 20.6% from 19.1% in the prior year. The results of Aromor were not significant to the consolidated financial results of the Company for the first quarter of 2014.
  Excluding items impacting comparability, the adjusted effective tax rate was 25.5%, or 150 basis points higher than the prior year adjusted effective tax rate of 24.0%. The increase in the adjusted effective tax rate was primarily driven by the absence of the U.S. R&D tax credit in the current quarter.
  Cash flow from operations was $35.0 million, or 4.5% of sales, compared with $18.7 million, or 2.6% of sales in the prior year quarter. The increased cash flow from operations reflects the absence of a $30 million pension contribution which was made in the first quarter of 2013, offset by higher incentive compensation payments in the first quarter of 2014.

Fragrances Business Unit

  Reported net sales increased 9% to $403.7 million in the first quarter of 2014 compared with $371.5 million in the first quarter of 2013.
  Excluding the impact of foreign currency, local currency sales growth was 8%. Local currency sales growth was high single-digit in the developed markets and low single-digit in the emerging markets. The recent acquisition of Aromor contributed two percentage points of growth to the Fragrance business unit’s local currency sales growth of 8%.
  Fragrance Compounds consists of two newly-defined market categories; Fine Fragrance and Consumer Fragrances. Consumer Fragrances consists of five end-use categories: Fabric Care, Home Care, Personal Wash, Hair Care and Toiletries.
  Fragrance Compounds achieved local currency sales growth of 6% this quarter, reflecting double-digit growth in Greater Asia and North America, and solid growth in the EAME region, offset by a single-digit decline in Latin America.
  Fine Fragrance delivered double-digit local currency growth of 10% due to a high level of new wins and strong sales of our classic fragrances, particularly in the developed markets.
  Consumer Fragrance delivered solid local currency growth of 4% this quarter, compared with growth of 9% in the prior year quarter. Hair Care achieved double-digit growth and Fabric Care delivered high single-digit growth due to the continued demand for our encapsulation technology, particularly in the emerging markets.
  Fragrance Ingredients local currency sales growth of 22% this quarter includes 14% growth associated with our Aromor acquisition and 8% local currency growth excluding Aromor. Strong sales of specialty ingredients within Fragrance Ingredients, which includes the benefit of the Aromor acquisition, drove increased growth. Excluding the planned migration of modest volume to Fragrance Compounds, Fragrance Ingredients achieved growth of 12%.
  Fragrances gross margins improved over the prior year quarter primarily due to strong volume growth and favorable end-use category mix, the favorable net impact of price to input costs, and ongoing cost reduction initiatives.
  Fragrance segment profit increased 28%, or $18.8 million, to $87.2 million in the first quarter of 2014, up from $68.4 million in the first quarter of 2013. Segment profit margin increased 320 basis points to 21.6%. The improvement is due to strong volume growth, gross margin expansion, and increased cost discipline.

Flavors Business Unit

  Reported net sales increased 3% to $366.5 million, compared with $356.4 million in the first quarter of 2013.
  Excluding the impact of foreign currency, Flavors local currency sales growth was 5% this quarter, reflecting strong volume growth from a continued high level of wins.
  Flavors achieved double-digit local currency growth in the emerging markets, which accounted for 52% of total Flavors sales.
  On a regional basis, Latin America delivered 23% local currency sales growth due to a very high level of new wins in Beverage. Greater Asia and EAME both delivered solid local currency growth of 8% and 4%, respectively, reflecting positive single-digit growth across all end-use categories, more than offsetting weakness in North America.
  Gross margins in the Flavors business increased over the prior year quarter reflecting higher volume and favorable end-use category mix, the favorable net impact of price to input costs, and ongoing manufacturing efficiencies.
  Flavors segment profit increased 6% to $88.1 million in the first quarter of 2014, up from $83.0 million in the prior year quarter. Flavors segment profit margin increased 70 basis points to 24.0% from 23.3% in the prior year quarter, as a result of strong volume growth from new wins, gross margin improvement and disciplined cost control.

Audio Webcast

A live webcast to discuss the Company's first quarter financial results and full year outlook will be held today, May 6, 2014, at 10:00 a.m. EDT. Investors may access the webcast and accompanying slide presentation on the Company's website at www.iff.com under the Investor Relations section. For those unable to listen to the live broadcast, a recorded version of the webcast will be made available on the Company's website approximately one hour after the event and will remain available on IFF’s website for one year.

About IFF

International Flavors & Fragrances Inc. (NYSE: IFF) is a leading global creator of flavors and fragrances used in a wide variety of consumer products. Consumers experience these unique scents and tastes in fine fragrances and beauty care, detergents and household goods, as well as beverages, sweet goods and food products. The Company leverages its competitive advantages of consumer insight, research and development, creative expertise, and customer intimacy to provide customers with innovative and differentiated product offerings. A member of the S&P 500 Index, IFF has more than 6,000 employees working in 31 countries worldwide. For more information, please visit our website at www.iff.com.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

This press release includes “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including statements regarding (i) our outlook for 2014 and benefit from our strategic investments; and (ii) funding of investments in R&D, technologies and talent development. These forward-looking statements are qualified in their entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K filed with the Commission on February 25, 2014. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. With respect to the Company’s expectations regarding these statements, such factors include, but are not limited to: (1) volatility and increases in the price of raw materials, energy and transportation; (2) the economic climate for the Company’s industry and demand for the Company’s products; (3) fluctuations in the quality and availability of raw materials; (4) changes in consumer preferences or a decline in consumer confidence and spending; (5) the Company’s ability to benefit from its investments in emerging markets; (6) the Company’s ability to implement its business strategy, including the achievement of anticipated cost savings, profitability, realization of price increases and growth targets; (7) the Company’s ability to successfully develop new and competitive products that appeal to its customers and consumers; (8) the impact of currency fluctuations or devaluations in the Company’s principal foreign markets; (9) the effects of any unanticipated costs and construction delays in the expansion of the Company’s facilities; (10) the effect of legal and regulatory proceedings, as well as restrictions imposed on the Company, its operations or its representatives by U.S. and foreign governments; (11) adverse changes in federal, state, local and foreign tax legislation or adverse results of tax audits, assessments, or disputes; (12) the direct and indirect costs and other financial impact that may result from any business disruptions due to political instability, armed hostilities, incidents of terrorism, natural disasters, or the responses to or repercussion from any of these or similar events or conditions; (13) the Company’s ability to attract and retain talented employees; (14) adverse changes due to accounting rules or regulations; and (15) the ability of the Company to successfully integrate Aromor and realize the anticipated benefits of the Aromor acquisition on a timely basis, or at all. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

International Flavors & Fragrances Inc. Consolidated Income Statement (Amounts in thousands except per diluted share data) (Unaudited)

	Three Months Ended March 31,

	2014	2013	% Change

Net sales	$770,224	$727,836	6%
Cost of goods sold	428,812	416,476	3%
Gross margin	341,412	311,360	10%
Research and development	61,504	59,101	4%
Selling and administrative	123,733	114,653	8%
Restructuring and other charges	122	—
Interest expense	11,677	11,152
Other expense (income), net	1,443	(1,069)
Pretax income	142,933	127,523	12%
Income taxes	36,226	36,826	(2)%
Net income	$106,707	$90,697	18%

Earnings per share - basic	$1.31	$1.11
Earnings per share - diluted	$1.30	$1.10

Average shares outstanding
Basic	81,053	81,291
Diluted	81,732	82,024

International Flavors & Fragrances Inc. Condensed Consolidated Balance Sheet (Amounts in thousands) (Unaudited)

	March 31,	December 31,
	2014	2013
Cash & cash equivalents	$268,584	$405,505
Receivables	574,678	524,493
Inventories	552,116	533,806
Other current assets	174,473	189,099
Total current assets	1,569,851	1,652,903

Property, plant and equipment, net	696,234	687,215
Goodwill and other intangibles, net	759,316	696,197
Other assets	295,952	295,416
Total assets	$3,321,353	$3,331,731

Bank borrowings and overdrafts, and
current portion of long-term debt	$2,291	$149
Other current liabilities	482,250	560,217
Total current liabilities	484,541	560,366

Long-term debt	931,635	932,665
Non-current liabilities	384,239	371,649

Shareholders' equity	1,520,938	1,467,051
Total liabilities and shareholders' equity	$3,321,353	$3,331,731

International Flavors & Fragrances Inc. Consolidated Statement of Cash Flows (Amounts in thousands) (Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:

Net income	$106,707	$90,697
Adjustments to reconcile to net cash provided by operations:
Depreciation and amortization	22,830	19,405
Deferred income taxes	8,246	12,232
Gain on disposal of assets	(811)	(1,085)
Stock-based compensation	4,695	4,523
Changes in assets and liabilities, net of Aromor acquisition:
Current receivables	(41,569)	(34,448)
Inventories	(591)	18,208
Accounts payable	(11,989)	(29,339)
Accruals for incentive compensation	(62,282)	(43,178)
Other current payables and accrued expenses	1,096	(6,766)
Changes in other assets/liabilities	8,661	(11,530)
Net cash provided by operating activities	34,993	18,719

Cash flows from investing activities:

Cash paid for acquisition, net of cash received (including $15 million of contingent consideration)	(102,400)	—
Additions to property, plant and equipment	(33,836)	(29,861)
Proceeds from termination of life insurance contracts	12,308	793
Maturity of net investment hedges	(472)	530
Proceeds from disposal of assets	2,042	204
Net cash used in investing activities	(122,358)	(28,334)

Cash flows from financing activities:
Cash dividends paid to shareholders	(31,743)	—
Net change in revolving credit facility borrowings and overdrafts	1,309	(352)
Proceeds from issuance of stock under stock plans	913	1,970
Excess tax benefits on stock-based payments	315	744
Purchase of treasury stock	(20,122)	(14,242)
Net cash used in financing activities	(49,328)	(11,880)
Effect of exchange rates changes on cash and cash equivalents	(228)	(2,881)
Net change in cash and cash equivalents	(136,921)	(24,376)
Cash and cash equivalents at beginning of year	405,505	324,422
Cash and cash equivalents at end of period	$268,584	$300,046

International Flavors & Fragrances Inc. Business Unit Performance (Amounts in thousands) (Unaudited)

	Three Months Ended March 31,
	2014	2013
Net Sales
Flavors	$366,505	$356,361
Fragrances	403,719	371,475
Consolidated	770,224	727,836

Segment Profit
Flavors	88,063	83,039
Fragrances	87,166	68,354
Global Expenses	(16,435)	(12,589)
Restructuring and other charges, net	(122)	—
Operational improvement initiative costs	(2,619)	(1,198)
Operating profit	156,053	137,606

Interest Expense	(11,677)	(11,152)
Other income (expense), net	(1,443)	1,069
Income before taxes	$142,933	$127,523

Operating Margin
Flavors	24.0%	23.3%
Fragrances	21.6%	18.4%
Consolidated	20.3%	18.9%

International Flavors & Fragrances Inc. Sales Performance by Region and Category (Unaudited)

		First Quarter 2014 vs. 2013
		Percentage Change in Sales by Region of Destination
		Fine Fragrances	Consumer Fragrances (*)	Fragrance Ingredients	Total Fragrances	Total Flavors	Total Consolidated

North America	Reported	29%	6%	-1%	8%	-4%	2%

EAME	Reported	22%	0%	46%	15%	5%	10%
	Local Currency	19%	-2%	43%	12%	4%	9%

Latin America	Reported	-19%	-1%	-6%	-6%	19%	1%
	Local Currency	-16%	0%	-6%	-5%	23%	3%

Greater Asia	Reported	-4%	12%	37%	14%	2%	6%
	Local Currency	-4%	13%	43%	16%	8%	11%

Total	Reported	11%	4%	22%	9%	3%	6%
	Local Currency	10%	4%	22%	8%	5%	7%

* Consumer Fragrances consists of five end-use categories: Fabric Care, Home Care, Personal Wash, Hair Care and Toiletries.

Note: Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2014 period.

International Flavors & Fragrances Inc. Reconciliation of Income (Amounts in thousands) (Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

		First Quarter 2014
		Items Impacting Comparability

		Reported (GAAP)	Restructuring and Other Charges		Operational Improvement Initiative Costs		Adjusted (Non-GAAP)

Net Sales		770,224
Cost of Goods Sold		428,812	(2,250)	(a)	(369)	(b)
Gross Profit		341,412	2,250		369		344,031
Research and Development		61,504
Selling and Administrative		123,733
RSA Expense		185,237
Restructuring and other charges, net		122	(122)
Operating Profit		156,053	2,372		369		158,794
Interest Expense		11,677
Other (Income) expense, net		1,443
Income before taxes		142,933	2,372		369
Taxes on Income		36,226	831		90		37,147
Net Income		106,707	1,541		279		108,527

Earnings per share - diluted		$ 1.30	$ 0.02		$ 0.00		$ 1.32

	(a)	Costs related to the Fragrance Ingredients Rationalization.
	(b)	Related to plant closing in Europe and several locations in Asia.

		First Quarter 2013
		Items Impacting Comparability

		Reported (GAAP)	Operational Improvement Initiative Costs		Spanish Tax Charge		Adjusted (Non-GAAP)

Net Sales		727,836
Cost of Goods Sold		416,476	(1,198)				415,278
Gross Profit		311,360	1,198	(a)			312,558
Research and Development		59,101					59,101
Selling and Administrative		114,653
RSA Expense		173,754
Restructuring and other charges, net		—
Operating Profit		137,606	1,198				138,804
Interest Expense		11,152
Other (Income) expense, net		(1,069)
Income before taxes		127,523	1,198				128,721
Taxes on Income		36,826	279		(6,230)	(b)	30,875
Net Income		90,697	919		6,230		97,846

Earnings per share - diluted		$ 1.10	$ 0.01		$ 0.08		$ 1.19

	(a)	Related to plant closings in Europe and Asia.
	(b)	Spanish tax charge related to the 2002-2003 ruling.

CONTACT:
International Flavors & Fragrances Inc.
Investor Relations:
Shelley Young, 212-708-7271
Director, Investor Relations